Exhibit 99.1

McCLATCHY REPORTS FOURTH QUARTER RESULTS
Announces Additional Restructuring Plans
Receives Continued Listing Standards Notice from the NYSE

SACRAMENTO, Calif., February 5, 2009 – The McClatchy Company (NYSE-MNI) today reported a net loss from continuing operations in the fourth quarter of 2008 of $20.4 million, or 25 cents per share, including a pre-tax non-cash impairment charge of $59.6 million related to newspaper mastheads. Adjusted earnings from continuing operations(1) were $21.8 million, or 26 cents per share, in the fourth quarter of 2008 after excluding several unusual items discussed below. Total net loss including discontinued operations was $21.7 million, or 26 cents per share in the 2008 fourth quarter.

Management conducted its annual impairment testing of goodwill and other long-lived assets as of the end of its fiscal year, December 28, 2008.  Upon completion of that testing, the company recorded a pre-tax non-cash impairment charge of $59.6 million to newspaper mastheads. The company did not record an impairment charge related to goodwill in 2008.

For the fourth quarter of 2007, the company reported an after-tax loss from continuing operations of $1.43 billion, or $17.42 per share, including the effect of non-cash after-tax impairment charges related to goodwill and newspaper mastheads of $1.47 billion, or $17.86 per share.  Adjusted earnings from continuing operations(1) were $36.1 million, or 44 cents per share, in the fourth quarter of 2007 after excluding the non-cash impairment charges. The company’s total net loss, including the results of discontinued operations, was $1.43 billion, or $17.46 per share.

Revenues in the fourth quarter of 2008 were $470.9 million, down 17.9% from revenues from continuing operations of $573.4 million in the fourth quarter of 2007.  Advertising revenues were $388.3 million, down 20.7% from 2007, and circulation revenues were $67.0 million, up 1.4%.  Online advertising revenues grew 10.3% in the fourth quarter of 2008 and were 10.9% of total advertising revenues compared to 7.8% of total advertising revenues in the fourth quarter of 2007.

Using cash from operations and proceeds from asset sales, the company repaid $30 million of debt in the quarter and $433 million for all of 2008. Debt at the end of the fiscal year was $2.038 billion, down from $2.471 billion at the end of 2007.

Restructuring Plan

McClatchy noted that the duration and depth of the economic recession have taken a severe toll on its advertising revenues. Given the unprecedented deterioration in revenues and with no visibility of an improving economy, the company is continuing to reduce expenses. McClatchy announced that it is developing a plan to reduce costs by an additional $100 million to $110 million, or approximately seven percent of 2008 cash expenses, over the next 12 months beginning later in the first quarter of 2009.  Details of the plan have not yet been finalized and as a result, costs to complete the plan are not yet known.  In addition, the company will freeze its pension plans and temporarily suspend the company match to its 401(k) plans, effective March 31, 2009. The company will extend a salary freeze for senior executives in 2009 that was implemented in 2007. The company previously announced that it had implemented a company-wide salary freeze from September 2008 through September 2009. Gary Pruitt, McClatchy’s chairman and chief executive officer, also has declined any bonus for 2008 and 2009.  In addition, other senior executives will not receive bonuses for 2008.

As previously reported, McClatchy will suspend its quarterly dividend after paying the first quarter 2009 dividend, which was declared on January 27, 2009, in order to preserve cash for debt repayment. The first quarter 2009 dividend of $.09 (nine cents) per share is half the per share dividend paid in the 2008 first quarter.

Full Year Results

Net income from continuing operations for fiscal 2008 was $2.8 million, or three cents per share, and was affected by the impact of the non-cash impairment charges and other unusual items discussed below. Adjusted earnings from continuing operations(1) were $55.4 million, or 67 cents per share, in fiscal 2008.  Total net income including discontinued operations was $1.4 million, or two cents per share.

In addition to the impairment charges previously noted, results in 2008 included the impact of several unusual items including: a gain on the sale of a one-third interest in SP Newsprint Company; a gain on the extinguishment of debt; write-offs of deferred financing costs as a result of amendments to the company’s credit agreement; charges related to the implementation of previously announced restructuring plans; the write-down of certain internet investments; and adjustments for certain discrete tax items.

The loss from continuing operations for full year 2007 was $2.73 billion, or $33.26 per share, including the effect of the non-cash impairment charges taken in 2007.  Adjusted earnings from continuing operations(1) were $110.9 million, or $1.35 per share, in fiscal 2007 after considering the non-cash impairment charges and adjustments for certain discrete tax items.  The company’s total net loss, including the results of discontinued operations, was $2.74 billion, or $33.37 per share.

Revenues from continuing operations in 2008 were $1.9 billion, down 15.9% compared to $2.26 billion in 2007.  Advertising revenues in 2008 totaled $1.6 billion, down 17.9% and circulation revenues were $265.6 million, down 3.7%.  Online advertising revenues grew 10.6% in 2008 and represented 11.6% of total advertising revenues compared to 8.6% for all of 2007.

Management’s Comments

Commenting on McClatchy’s results, Pruitt said, “2008 was a difficult and disappointing year. We faced troubled economic times and structural changes in our business.

“Still, 2008 was a good year for our online business; online audiences and revenues rose sharply. In the fourth quarter, average monthly unique visitors to our websites were up 25.3% and were up 33.5% for all of 2008. Online advertising revenues grew 10.3% in the fourth quarter of 2008 and were up 47.3% excluding employment advertising, a category that has been impacted both online and in print by the nationwide decline in jobs.

“But the economy remains mired in recession and our industry is still in a period of transition. The advertising environment continues to be weak and we expect print advertising revenues to continue to be down. While we do not have final advertising revenue results for January, we know that the month was slower than the fourth quarter.  We don’t have any better sense than other market observers as to how long the current recession will last and we do not yet have visibility of revenue trends.

“We must respond with both continued rigor in driving our revenue results as well as permanently reducing our cost structure. At McClatchy we are quickly becoming a hybrid print and online news and information company.

“Evidence of our cost reduction efforts can be found in our results. Excluding severance and other benefit charges related to our previously announced restructuring plans, cash expenses were down 14.4% in the fourth quarter and were down 11.5% in all of 2008.

“This necessary transition to a more efficient company is especially painful in a horrible economy and we have had to make some very difficult decisions to keep the company safe,” Pruitt said. “Even so, we are determined to treat our employees well and secure their retirement as best we can. So while we have announced that we are freezing our pension plans and will temporarily suspend 401(k) matching contributions as of March 31, we will continue to offer competitive benefits for our employees. We expect to offer a new 401(k) plan later this year that will include both a matching contribution (once reinstated), plus a supplemental contribution that is tied to cash flow performance. I recognize the sacrifices our employees are making to help us get though this difficult time and I appreciate their loyalty to McClatchy. I am confident that the McClatchy team is up to this challenge and we will see brighter days when the economy finally turns.”

Pat Talamantes, McClatchy’s chief financial officer, said, “Our new cost initiatives, combined with our 2008 efforts, are designed to save approximately $300 million annually before severance costs. Approximately $60 million of savings has been realized in 2008, and $44.7 million of severance costs associated with these programs has been expensed in 2008 and largely paid.”

“Despite the downturn in advertising revenues, we still continue to generate significant cash and are using it to repay debt,” Talamantes said. “Our debt at year end is $2.038 billion, down $433 million from the end of 2007. Based on our trailing 12 months of cash flow, our leverage ratio is currently 5.1 times cash flow and our interest coverage ratio is 2.8 times cash flow as defined by our bank agreement – well within the allowable covenant thresholds.  We have $159 million in availability under our bank credit lines, and have no significant debt maturities until June 2011.  We believe that we can work through this difficult environment, and we expect to make further progress in paying down debt in 2009.”

Other Matters

McClatchy also announced that it was notified by the New York Stock Exchange (the "NYSE") that it is not in compliance with the NYSE's continued listing standards. The NYSE's notice dated February 4, 2009 indicated that on February 2, 2009, the company's average share price over the previous 30 trading days was $0.98, which is below the NYSE's quantitative listing standards. Such standards require NYSE listed companies to maintain an average closing price of any listed security above $1.00 per share for any consecutive thirty trading-day period. McClatchy plans to notify the NYSE of its intent to cure this deficiency and has six months from the date of the NYSE notice to cure the non-compliance. The company’s Class A common stock will continue to be listed on the NYSE during this interim period, subject to compliance with other NYSE listing requirements and the NYSE’s right to reevaluate continued listing standards.

Consistent with the growing industry practice, McClatchy will discontinue issuing monthly revenue and statistical reports after this release. McClatchy is among the last newspaper companies to report advertising results monthly, and without comparable industry information, management does not believe monthly revenues are as useful to investors. The company will continue to provide revenue trends and other statistical information on a quarterly basis with its earnings releases.
 (1) Adjusted Earnings From Continuing Operations and EPS:

Earnings in the fourth fiscal quarter and full fiscal year 2008 included the impact of several unusual events including: non-cash impairment charges related to goodwill and newspaper mastheads, the gain on the sale of a one-third interest in SP Newsprint Company, gains on the extinguishment of debt related to bond redemptions, write-offs of deferred financing costs related to amendments to the company’s credit agreement, the impact of implementing restructuring plans, impairment related write-downs of certain internet investments and other assets, and charges for certain discrete tax items. The impacts of these items on 2008 results and comparable 2007 results are summarized below (dollars in thousands, except per share amounts):

Adjusted Earnings From Continuing Operations
	Three Months Ended		Year Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
(Dollars in thousands, except per share amounts)
Income (loss) from continuing operations	$(20,418)	$(1,430,466)	$2,807	$(2,726,609)
Unusual items, net of tax:
Sale of SP Newsprint Company interest	82	-	(21,703)	-
Gain on extinguishment of debt	(851)	-	(13,306)	-
Restructuring related charges	1,351	-	26,821	-
Impairment related charges	36,331	1,466,580	51,816	2,835,257
Write-off of financing costs	-	-	2,355	-
Certain discrete tax items	5,287	-	6,600	2,291
Adjusted income from continuing operations	$21,782	$36,114	$55,390	$110,939
Earnings per share:
Income (loss) from continuing operations	$(0.25)	$(17.42)	$0.03	$(33.26)
Adjusted income from continuing operations	$0.26	$0.44	$0.67	$1.35

Non-GAAP measures should not be considered a substitute for GAAP measures. However, adjusted income from continuing operations provides meaningful supplemental information about the company’s underlying results of operations, and management believes it assists investors and financial analysts in analyzing and forecasting future periods.

The company’s statistical report, which summarizes revenue performance for December, the fourth fiscal quarter and full year 2008, follows.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 81018736) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, the Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain a share price and average price above $1.00 per share of its Class A common stock at the expiration of the NYSE six-month cure period; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; the company’s ability to continue to satisfy the NYSE’s other qualitative and quantitative listing standards for continued listing; and the NYSE’s right to take more immediate listing action in the event the stock trades at levels that are viewed as “abnormally low” on a sustained basis or based on other qualitative factors; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
REVENUES - NET:
Advertising	$388,298	$489,405	$1,568,766	$1,911,722
Circulation	66,974	66,076	265,584	275,658
Other	15,598	17,953	66,106	72,983
	470,870	573,434	1,900,456	2,260,363
OPERATING EXPENSES:
Compensation	175,000	222,372	822,771	911,964
Newsprint and supplements	66,137	66,431	252,599	277,634
Depreciation and amortization	34,438	36,119	142,948	148,559
Other operating expenses	115,216	124,932	460,973	496,112
Goodwill and newspaper masthead impairment	59,563	1,557,456	59,563	2,992,046
	450,354	2,007,310	1,738,854	4,826,315

OPERATING INCOME (LOSS)	20,516	(1,433,876)	161,602	(2,565,952)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(41,245)	(46,392)	(157,385)	(197,997)
Interest income	97	114	1,429	243
Equity gain (losses) in unconsolidated companies, net	319	(8,300)	(14,021)	(36,899)
Gain on sale of SP Newsprint	(129)	-	34,417	-
Gain on extinguishment of debt	1,346	-	21,026	-
Write-down of investments and land held for sale	(1,964)	-	(26,462)	(84,568)
Other - net	359	539	1,479	1,982
	(41,217)	(54,039)	(139,517)	(317,239)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION (BENEFIT)	(20,701)	(1,487,915)	22,085	(2,883,191)

INCOME TAX PROVISION (BENEFIT)	(283)	(57,449)	19,278	(156,582)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(20,418)	(1,430,466)	2,807	(2,726,609)

LOSS FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(1,281)	(3,080)	(1,456)	(9,404)

NET INCOME (LOSS)	$(21,699)	$(1,433,546)	$1,351	$(2,736,013)

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income (loss) from continuing operations	$(0.25)	$(17.42)	$0.03	$(33.26)
Loss from discontinued operations	$(0.01)	$(0.04)	$(0.01)	$(0.11)
Net income (loss) per share	$(0.26)	$(17.46)	$0.02	$(33.37)

Diluted:
Income (loss) from continuing operations	$(0.25)	$(17.42)	$0.03	$(33.26)
Loss from discontinued operations	$(0.01)	$(0.04)	$(0.01)	$(0.11)
Net income (loss) per share	$(0.26)	$(17.46)	$0.02	$(33.37)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	82,511	82,097	82,333	82,000
Diluted	82,511	82,097	82,409	82,000

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December
	Combined			Print Only
Revenues - Net:	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change

Advertising
Retail	$69,326	$78,869	-12.1%	$64,983	$76,627	-15.2%	$4,343	$2,242	93.7%
National	10,702	14,724	-27.3%	9,304	13,651	-31.8%	1,398	1,073	30.3%
Classified Total	23,984	37,449	-36.0%	17,328	29,576	-41.4%	6,656	7,873	-15.5%
Automotive	7,760	12,133	-36.0%	5,229	9,796	-46.6%	2,531	2,337	8.3%
Real Estate	5,308	8,777	-39.5%	4,154	7,721	-46.2%	1,154	1,057	9.2%
Employment	4,879	10,517	-53.6%	2,624	6,475	-59.5%	2,255	4,042	-44.2%
Other	6,038	6,022	0.3%	5,321	5,584	-4.7%	716	438	63.5%
Direct Marketing	13,688	14,416	-5.0%	13,688	14,416	-5.0%
Other Advertising	92	100	-8.0%	92	100	-8.0%
Total Advertising	$117,792	$145,558	-19.1%	$105,395	$134,370	-21.6%	$12,397	$11,188	10.8%

Circulation	20,117	18,747	7.3%
Other	4,674	6,009	-22.2%
Total Revenues	$142,583	$170,314	-16.3%

Advertising Revenues by Market:
California	$21,795	$26,389	-17.4%	$19,673	$24,650	-20.2%	$2,122	$1,738	22.1%
Florida	20,742	25,658	-19.2%	18,987	24,106	-21.2%	1,755	1,552	13.1%
Texas	12,752	15,897	-19.8%	11,376	14,824	-23.3%	1,376	1,073	28.2%
Southeast	31,508	39,705	-20.6%	27,838	36,211	-23.1%	3,669	3,495	5.0%
Midwest	18,403	21,359	-13.8%	16,341	19,541	-16.4%	2,063	1,818	13.5%
Northwest	12,589	16,087	-21.7%	11,180	14,653	-23.7%	1,409	1,433	-1.7%
Other	3	463	-99.4%	0	385	-100.0%	3	79	-96.2%
Total Advertising	$117,792	$145,558	-19.1%	$105,395	$134,370	-21.6%	$12,397	$11,188	10.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				1,952.6	2,461.1	-20.7%

Millions of Preprints Distributed				627.1	644.8	-2.7%

Average Paid Circulation:*
Daily				2,482.4	2,703.2	-8.2%
Sunday				3,110.9	3,306.1	-5.9%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print Only			Online Only
Revenues - Net:	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change

Advertising
Retail	$217,646	$249,192	-12.7%	$204,081	$242,081	-15.7%	$13,565	$7,111	90.8%
National	37,984	49,090	-22.6%	33,351	46,106	-27.7%	4,633	2,984	55.3%
Classified Total	93,548	145,952	-35.9%	69,397	117,663	-41.0%	24,151	28,289	-14.6%
Automotive	26,542	39,608	-33.0%	18,681	32,770	-43.0%	7,861	6,838	15.0%
Real Estate	23,342	39,337	-40.7%	19,263	35,799	-46.2%	4,079	3,538	15.3%
Employment	22,201	45,075	-50.7%	12,379	28,769	-57.0%	9,823	16,306	-39.8%
Other	21,463	21,932	-2.1%	19,074	20,325	-6.2%	2,388	1,607	48.6%
Direct Marketing	38,680	44,727	-13.5%	38,680	44,727	-13.5%
Other Advertising	440	444	-0.9%	440	444	-0.9%
Total Advertising	$388,298	$489,405	-20.7%	$345,949	$451,021	-23.3%	$42,349	$38,384	10.3%

Circulation	66,974	66,076	1.4%
Other	15,598	17,953	-13.1%
Total Revenues	$470,870	$573,434	-17.9%

Advertising Revenues by Market:
California	$70,434	$89,079	-20.9%	$63,267	$83,164	-23.9%	$7,167	$5,916	21.1%
Florida	62,303	79,578	-21.7%	56,528	74,788	-24.4%	5,775	4,790	20.6%
Texas	41,585	50,946	-18.4%	37,005	47,440	-22.0%	4,580	3,506	30.6%
Southeast	109,444	140,833	-22.3%	96,499	128,258	-24.8%	12,945	12,573	3.0%
Midwest	61,530	73,366	-16.1%	54,215	66,982	-19.1%	7,315	6,385	14.6%
Northwest	42,980	54,142	-20.6%	38,435	49,139	-21.8%	4,545	5,003	-9.2%
Other	22	1,461	-98.5%	0	1,250	-100.0%	22	211	-89.6%
Total Advertising	$388,298	$489,405	-20.7%	$345,949	$451,021	-23.3%	$42,349	$38,384	10.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				6,527.3	8,177.5	-20.2%

Millions of Preprints Distributed				1,918.1	2,042.6	-6.1%

Average Paid Circulation:*
Daily				2,545.7	2,754.2	-7.6%
Sunday				3,151.8	3,344.8	-5.8%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print Only			Online Only
Revenues - Net:	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change

Advertising
Retail	$786,316	$873,069	-9.9%	$739,764	$847,419	-12.7%	$46,552	$25,650	81.5%
National	146,376	182,024	-19.6%	129,818	173,653	-25.2%	16,558	8,371	97.8%
Classified Total	490,334	696,358	-29.6%	372,090	566,440	-34.3%	118,244	129,918	-9.0%
Automotive	131,332	167,872	-21.8%	98,832	142,798	-30.8%	32,500	25,074	29.6%
Real Estate	123,276	197,569	-37.6%	106,131	182,711	-41.9%	17,145	14,859	15.4%
Employment	144,089	240,257	-40.0%	84,750	156,778	-45.9%	59,339	83,479	-28.9%
Other	91,637	90,660	1.1%	82,377	84,153	-2.1%	9,260	6,506	42.3%
Direct Marketing	144,089	158,257	-9.0%	144,089	158,257	-9.0%
Other Advertising	1,651	2,014	-18.0%	1,651	2,014	-18.0%
Total Advertising	$1,568,766	$1,911,722	-17.9%	$1,387,412	$1,747,783	-20.6%	$181,354	$163,939	10.6%

Circulation	265,584	275,658	-3.7%
Other	66,106	72,983	-9.4%
Total Revenues	$1,900,456	$2,260,363	-15.9%

Advertising Revenues by Market:
California	$282,762	$363,197	-22.1%	$253,245	$337,677	-25.0%	$29,517	$25,519	15.7%
Florida	233,595	300,905	-22.4%	208,818	279,904	-25.4%	24,777	21,001	18.0%
Texas	171,442	198,022	-13.4%	154,741	183,973	-15.9%	16,700	14,049	18.9%
Southeast	455,219	545,471	-16.5%	397,657	491,227	-19.0%	57,564	54,245	6.1%
Midwest	244,367	280,046	-12.7%	213,248	253,878	-16.0%	31,118	26,169	18.9%
Northwest	180,474	217,863	-17.2%	159,703	196,124	-18.6%	20,771	21,738	-4.4%
Other	907	6,218	-85.4%	0	5,000	-100.0%	907	1,218	-25.5%
Total Advertising	$1,568,766	$1,911,722	-17.9%	$1,387,412	$1,747,783	-20.6%	$181,354	$163,939	10.6%

Advertising Statistics for Dailies:
Full Run ROP Linage				27,368.2	32,679.7	-16.3%

Millions of Preprints Distributed				6,668.3	6,977.0	-4.4%

Average Paid Circulation:*
Daily				2,593.6	2,737.7	-5.3%
Sunday				3,210.9	3,374.4	-4.8%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.